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Exhibit 21

Subsidiary	Jurisdiction of Organization
Alpine Services Corp.	Delaware
Superior TeleCom Inc.	Delaware
Superior Trust I	Delaware
DNE Systems, Inc.	Delaware
DNE Manufacturing & Service Company	Delaware
DNE Technologies, Inc.	Delaware
Superior Telecommunications Inc.	Delaware
Superior Cable Corporation	Ontario
Texas SUT Inc.	Texas
Superior Cables Ltd (50%).	Israel
Superior Cable Holdings (1997) Ltd.	Israel
The United Marketing Company Cables of Zion Israel Ltd.	Israel
Premier Cables Ltd. (80%)	U.K.
Eliat Optical Cables Ltd.	Israel
H.T. Cable Ltd.	Israel
Rishon Business Center (37.5%)	Israel
Essex International Inc.	Delaware
Essex Group, Inc.	Delaware
Essex Group, Inc.	Michigan
Essex Services, Inc.	Delaware
FEMCO Magnet Wire Corporation (50%)	Indiana
Diamond Wire and Cable Company	Illinois
Essex Technology Inc.	Delaware
Essex International Limited.	U.K.
Temple Electrical Company Limited	U.K.
Essex Pension Trustees Limited.	U.K.
Essex Group Export, Inc.	Barbados
Essex Canada, Inc.	Delaware
Active Industries Inc.	Delaware
Essex Funding Inc.	Delaware
Raychem-Essex Ltd. (50%)	Delaware
Essex Group Mexico Inc.	Delaware
Essex Mexico Holdings, LLC.	Delaware
Essex Group Mexico, S.A. de C.V.	Mexico
Grupo Essex de Mexico, S. de R.L. de C.V.	Mexico
Superior Essex Realty Company	Delaware
Superior Telecommunications Realty Company	Delaware
Mastin Limited	Ireland

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  Exhibit 21